Exhibit 99.1

For Immediate News Release

April 23, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER 2014 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended March 31, 2014 of $141,739,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.09 for the quarter ended March 31, 2014, compared to EPS of $0.63 for the comparable period of 2013, an increase of 73.0%.

The increase in EPS for the quarter ended March 31, 2014 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, including those acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013, coupled with a decrease in expensed acquisition costs related to the Archstone acquisition, partially offset by decreased gains from the sale of real estate assets.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended March 31, 2014 increased 110.3% to $1.64 from $0.78 for the comparable period of 2013.  Adjusting for non-routine items as detailed in this release, FFO per share would have increased over the prior year period by 7.9% to $1.63 for the three months ended March 31, 2014.

The following table compares the Company’s first quarter 2014 actual results to its January 2014 outlook:

First Quarter 2014 Results Comparison to January 2014 Outlook

Per Share

Projected FFO per share - January 2014 outlook (1)	$1.62
Community NOI	0.02
JV income	0.01
Overhead and other	(0.01)
FFO per share Q1 2014 reported results	$1.64

(1) Represents the mid-point of the Company's January 2014 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Adjusted FFO growth of nearly 8% was driven by healthy performance from our stabilized portfolio and better-than-expected leasing activity from our development communities.  Looking ahead, we expect NOI from apartment homes being delivered for initial occupancy to be the primary driver of outsized FFO growth throughout the balance of the year.”

Operating Results for the Quarter Ended March 31, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $85,295,000, or 27.0%, to $400,654,000.  This increase is primarily attributed to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.  For Established Communities, average rental rates increased by 3.8%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.7%. Total revenue for Established Communities increased $8,534,000 to $235,128,000. Operating expenses for Established Communities increased $4,438,000, or 6.5%, to $72,430,000. Accordingly, NOI for Established Communities increased $4,096,000, or 2.6%, to $162,698,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2014 compared to the first quarter of 2013:

Q1 2014 Compared to Q1 2013
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.5%	(1.0%)	10.7%	(2.0%)	14.7%
Metro NY/NJ	3.1%	0.1%	7.8%	1.3%	25.8%
Mid-Atlantic	(0.1%)	0.1%	8.1%	(3.0%)	17.0%
Pacific NW	5.6%	(0.9%)	8.9%	3.2%	4.7%
No. California	7.4%	0.7%	(2.2%)	11.4%	19.1%
So. California	4.2%	(0.3%)	3.3%	4.2%	18.7%
Total	3.8%	(0.1%)	6.5%	2.6%	100.0%

(1)       Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

During the three months ended March 31, 2014, the Company engaged in the following development activity:

The Company completed the development of two communities: Archstone Toscano, located in Houston, TX, and Avalon Bloomingdale, located in Bloomingdale, NJ.  These two communities contain an aggregate of 648 apartment homes and were constructed for an aggregate Total Capital Cost of $119,000,000.

The Company started the construction of four communities: AVA Capitol Hill, located in Seattle, WA; Avalon Roseland, located in Roseland, NJ; Avalon Hillwood Square, located in Falls Church, VA; and Avalon Marlborough, located in Marlborough, MA. These communities will contain 1,119 apartment homes when completed and will be developed for an estimated Total Capital Cost of $314,500,000.

The Company also acquired land parcels related to the development of two apartment communities during the quarter ended March 31, 2014 for an aggregate purchase price of $29,907,000. The Company anticipates starting construction of new apartment communities on these land parcels during the next 12 months.

The Company added four development rights. If developed as expected, these development rights will contain 958 apartment homes and will be developed for an estimated Total Capital Cost of $298,000,000.

Overall development rights declined from $3.8 billion at December 31, 2013 to $3.6 billion at March 31, 2014.

Redevelopment Activity

During the three months ended March 31, 2014, the Company started the redevelopment of two Avalon communities which contain an aggregate of 1,122 apartment homes and will be redeveloped for an aggregate Total Capital Cost of $32,600,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

During the three months ended March 31, 2014, the Company sold Avalon Valley located in Danbury, CT.  The community, containing 268 apartment homes, was sold for $53,325,000 and an initial year market cap rate of 6.0%, resulting in a gain in accordance with GAAP of $37,869,000, and an economic gain of $25,659,000.  Avalon Valley yielded an unleveraged IRR of 16.0% over a hold period of 15.7 years.

Arna Valley View LP, a venture in which the Company held a residual profits interest, sold Arna Valley View, a 101 apartment home community located in

Arlington, VA.  The Company recognized income from its promoted interest of $2,195,000 associated with the sale of Arna Valley View.

Liquidity and Capital Markets

At March 31, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $476,853,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-EBITDA for the first quarter of 2014 was 5.7 times.

New Financing Activity

In March 2014, the Company entered into a $300,000,000 variable rate unsecured term loan, maturing in March 2021. At March 31, 2014, the stated pricing is LIBOR plus 1.45%, and the Company had drawn $250,000,000 of the available $300,000,000, with the option to draw the additional $50,000,000 until March 2015.

In April 2014, the Company repaid $150,000,000 principal amount of its 5.375% coupon unsecured notes pursuant to their scheduled maturity.

Second Quarter 2014 Financial Outlook

The Company anticipates updating the Established Communities portfolio as of April 1, 2014 primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition.

For the second quarter of 2014, the Company expects EPS in the range of $1.46 to $1.50 and expects Projected FFO per share in the range of $1.62 to $1.66, including $0.02 of costs for non-routine items.

Second Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 3-5, 2014.  The Company will present and conduct a question and answer session at the event.  Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company's presentation will be available in advance of the conference event at the Company's website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 24, 2014 at 1:00 PM ET to review and answer questions about this release, its first quarter 2014 results and related matters. To participate on the call, dial 888-

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

455-2265 domestically and 719-325-2146 internationally and use conference id: 3523961.

To hear a replay of the call, which will be available from April 24, 2014 at 6:00 PM ET to April 30, 2014 at 11:59 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 3523961. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Quarterly Earnings Call Format Update

The Company has modified its quarterly earnings call materials and conference call format.  In addition to the Attachments, the Company will provide a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens April 24, 2014.  The management letter will include information and commentary that has been historically provided by management on the Company's conference call.  Management will discuss the presentation on the conference call.

About AvalonBay Communities, Inc.

As of March 31, 2014, the Company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,374 apartment homes in twelve states and the District of Columbia, of which 31 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	2014	2013

Net income attributable to common stockholders	$141,739	$75,427
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	108,966	111,944
Distributions to noncontrolling interests, including discontinued operations	9	8
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	--	(9,352)
Gain on sale of previously depreciated real estate assets	(37,869)	(84,491)

FFO attributable to common stockholders	$212,845	$93,536

Average shares outstanding - diluted	129,629,557	120,111,128

Earnings (loss) per share - diluted	$1.09	$0.63

FFO per common share - diluted	$1.64	$0.78

The Company’s results for the three months ended March 31, 2014 and the comparable prior year period include the non-routine items outlined in the following table (dollars in thousands):

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

	Q1	Q1
	2014	2013 (1)

FFO, actual	$212,845	$93,536

Non-Routine Items
Joint venture (gains) losses and costs	(2,105)	29,973
Archstone and other acquisition costs	12	39,814
Interest rate protection agreement unrealized gain	--	(1,414)
Compensation plan redesign and severance related costs	--	1,475

FFO, as adjusted for non-routine items	$210,752	$163,384

(1) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $835 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 11,116,667 during Q1 2013.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter of 2014 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q2 2014	$ 1.46	$ 1.50
Projected depreciation (real estate related)	0.84	0.88
Projected gain on sale of operating communities	(0.68)	(0.72)

Projected FFO per share (diluted) - Q2 2014	$ 1.62	$ 1.66

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4

	2014	2013	2013

Net income	$ 141,599	$ 75,469	$ 252,090
Indirect operating expenses, net of corporate income	10,818	9,041	10,881
Investments and investment management expense	979	1,015	836
Expensed acquisition, development and other pursuit costs	715	40,059	(991)
Interest expense, net	42,533	38,174	44,630
Loss on extinguishment of debt, net	--	--	14,921
General and administrative expense	9,236	10,039	8,311
Joint venture (income) loss	(5,223)	18,564	(5,090)
Depreciation expense	106,367	105,559	104,806
Gain on sale of real estate assets	(37,869)	(84,491)	(160,058)
Income from discontinued operations	(310)	(5,746)	(3,823)
NOI from continuing operations	$ 268,845	$ 207,683	$ 266,513

Established:
New England	$29,904	$30,517	$31,752
Metro NY/NJ	50,019	49,358	51,049
Mid-Atlantic	17,455	17,995	17,579
Pacific NW	9,134	8,853	8,722
No. California	32,834	29,467	31,021
So. California	23,352	22,412	22,907
Total Established	162,698	158,602	163,030
Other Stabilized - AvalonBay	30,134	17,790	29,846
Other Stabilized - Archstone	59,937	21,516	59,960
Development/Redevelopment	16,076	9,775	13,677
NOI from continuing operations	$ 268,845	$ 207,683	$ 266,513

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through March 31, 2014 or classified as held for sale at March 31, 2014).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2014	2013

Income from discontinued operations	$ 310	$ 5,746
Depreciation expense	--	4,270

NOI from discontinued operations	$ 310	$ 10,016

NOI from assets sold	310	10,016
NOI from assets held for sale	--	--

NOI from discontinued operations	$ 310	$ 10,016

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2014	2013

Rental revenue (GAAP basis)	$ 234,966	$ 226,517
Concessions amortized	308	264
Concessions granted	(502)	(53)

Rental Revenue with Concessions on a Cash Basis
	$ 234,772	$ 226,728

% change -- GAAP revenue		3.7%

% change -- cash revenue		3.5%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2014 as well as prior years’ activities is presented in the full earnings release.

Net Debt-to-EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2014 EBITDA from continuing operations.

Total debt principal (1)	$ 6,275,178
Cash and cash in escrow	476,853
Net debt	$ 5,798,325

Net income attributable to common stockholders	$ 141,739
Interest expense, net	42,533
Depreciation expense	106,367
EBITDA	$ 290,639

EBITDA from continuing operations	$ 252,460
EBITDA from discontinued operations	38,179
$ 290,639

EBITDA from continuing operations, annualized	$ 1,009,840

Net debt-to-EBITDA	5.7 times

(1) Balance at March 31, 2014 excludes $5,082 of debt discount as reflected in unsecured notes, net, and $111,702 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets.  The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 141,739
Interest expense, net	42,533
Depreciation expense	106,367

EBITDA	$ 290,639

EBITDA from continuing operations	$ 252,460
EBITDA from discontinued operations	38,179

EBITDA	$ 290,639

EBITDA from continuing operations	$ 252,460

Interest expense, net	$ 42,533

Interest Coverage	5.9 times

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company's Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2014 is as follows (dollars in thousands):

NOI for Established Communities	$ 162,698
NOI for Other Stabilized Communities - AvalonBay	30,134
NOI for Other Stabilized Communities - Archstone	59,937
NOI for Development/Redevelopment Communities	16,076
NOI for discontinued operations	310
Total NOI generated by real estate assets	269,155
NOI on encumbered assets	82,213
NOI on unencumbered assets	$ 186,942

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2014, Established Communities are consolidated communities that have stabilized operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 will include communities that were owned and had stabilized operations as of April 1, 2013, and therefore will include communities acquired as part of the Archstone acquisition that had stabilized operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had stabilized operations as of April 1, 2013.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.